Exhibit 21

Subsidiaries of Registrant

Name & Address	Year & State Inc.	Date and% of Voting Shares, Partnership Interests, Voting Trust Certificates, Capital Contributions	Description of Activity

Home Federal Savings Bank 1016 Civic Center Drive NW Rochester, MN 55901	1934 Federal Charter	6/29/94 HMN owns 100% of voting shares	Federally Chartered Stock Savings Bank

Osterud Insurance Agency, Inc. DBA Home Federal Investment Svcs. 1016 Civic Center Drive NW Rochester, MN 55901	1983 MN	12/1983 Bank owns 100%	Investment products and financial planning

Home Federal Mortgage Services, LLC 1016 Civic Center Drive NW Rochester, MN 55901	2000 DE	1/31/01 Bank owns 51% of voting shares	Mortgage Servicing and Brokerage LLC

Home Federal Holding, Inc. Cardinal Avenue Grand Cayman Cayman Islands, BWI	2002 DE	2/4/2002 Home Federal owns 100% of voting shares	Holding company for real estate investment trust

Home Federal REIT 1016 Civic Center Drive NW Rochester, MN 55901	2002 DE	2/4/2002 Home Federal owns 100% of voting shares	Invests in real estate loans acquired from Bank

Federal Title Services, LLC 13911 Ridgedale Drive, Suite 450 Minnetonka, MN 55305	2003 MN	8/21/2003 Home Federal owns 80% of voting shares	Mortgage title LLC

Security Finance Corporation 1016 Civic Center Drive NW Rochester, MN 55901	1929 MN	12/29/95 HMN owns 100% of voting shares	Corporation invests in securities and loans